SCHEDULE 14A INFORMATION

             Soliciting Materials Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                           [Amendment No............]

Filed by the Registrant /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /     Preliminary Proxy Statement
/ / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /     Definitive Proxy Statement
/X/     Definitive Additional Materials
/ /     Soliciting Material Pursuant to Section 240.14a-12


                  WISCONSIN CENTRAL TRANSPORTATION CORPORATION
                  --------------------------------------------
                (Name of Registrant as specified in its charter)



       (Name of person(s) filing proxy statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/    No fee required

/ /    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),  14a6(i)(2)  or
       Item 22(a)(2) of Schedule 14A.

/ /    Fee computed on table below per Exchange Act Rules  14a-6(i)(4) and 0-11.
           1) Title  of each  class of  securities  to which  transaction applies:
                -----------------------
           2)   Aggregate number of securities  to  which  transaction  applies:
                -----------------------
           3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _______________________
           4)   Proposed maximum aggregate value of transaction:
                -----------------------
           5)   Total fee paid: _______________________

/ /    Fee paid previously by written preliminary materials.

/ / Check box if any part of the fee is offset as provided in Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1)   Amount Previously Paid: ________________________________________
           2)   Form, Schedule or Registration Statement No.: __________________
           3)   Filing Party: __________________________________________________
           4)   Date Filed: ____________________________________________________

                              Sch 14A - Cover Page

              [Wisconsin Central Transportation Corporation logo]
                                THE WRITE TRACK
                      News for Wisconsin Central Customers
                             February 2001, No. 68

                      -----------------------------------

                                  WHAT'S NEW?

* CANADIAN NATIONAL TO BUY WISCONSIN CENTRAL--Under a merger agreement announced January 30, Canadian National Railway Company plans to acquire Wisconsin Central Transportation Corporation in a cash transaction valued at $1.2 billion, including approximately $400 million of WCTC debt. The transaction requires approval by WCTC shareholders and the U.S. Surface Transportation Board. CN President and CEO Paul Tellier pledged, "CN will offer shippers a service implementation plan that will assure that service levels on the combined CN/WC will be equal to, or better than, current levels." (More on page 3).

* WCTC WINS PROXY BID--By a two-thirds vote announced January 18, Wisconsin Central shareholders ended an attempt by a dissident shareholders committee to replace the company's board of directors with its own nominees. Shareholders also voted in favor of four corporate governance proposals, including eliminating WCTC's staggered board.

* CONNECTION ETA'S NOW AVAILABLE--Wisconsin Central now offers customers estimated time of delivery on shipments destined to and from points served by BNSF, CN, CP, CSX, NS and UP. Following testing in December 2000, the Association of American Railroads' Railinc database provides real-time schedules for every loaded rail car in North America, and some empty private equipment. Schedules are generated automatically after the waybill is received and the car is released. Adding several intermediate switch roads such as the BRC and IHB will fill in the gaps. For more information, contact Charlie McKee, WC transportation systems analyst (715-345-2467).

                      -----------------------------------

             [Photo of Wisconsin Central train at Vulcan Chemicals]
                        Photo Courtesy Vulcan Chemicals

VULCAN'S NEW CONNECTION--When Vulcan Chemicals, Port Edward, Wis., faced losing a long-established rail connection, Wisconsin Central rushed to put in a new crossover track, permitting direct access to the plant. Despite December snow and frozen ground, the trackwork was completed on time and opened for service January 8. On hand to celebrate the first train over the new track are: (l. to r.) Vulcan Plant Service Technician Ed Freeberg; WC Conductors Todd Burg and Butch Jazdzewski; WC Manager Operations Jim Tometczak; Plant Service Leadperson Randy Rowe; and WC Locomotive Engineer Alan Sheehan (on locomotive). Vulcan's Port Edwards plant manufactures chemicals primarily for the paper industry and ships products internationally from Canada to the Gulf and from the Carolinas to California. The plant employs 80 people and has operated without a lost-time injury for nearly 33 years.

                      -----------------------------------

                                 KEEPING TRACK

     Normally this issue of the Write Track is taken up by fourth quarter and end of the year business results. While we kept our string of revenue growth records intact, that's not the news for readers of this issue.
     The big news is the agreement reached with the Canadian National to acquire Wisconsin Central Transportation Corporation. The announcement culminates a strategic review during which it became apparent that our shareholders wanted near-term action to unlock the value of their stock. One way to do that was to sell all or parts of the corporation.
     It was our decision that the Canadian National, by far, would present the best treatment for our three stakeholder groups: customers, employees and stockholders.
     As you know, our two companies are not strangers to each other. The WC handles the CN trains between Duluth/Superior and Chicago and there is a great deal of familiarity and respect, which was reflected in the negotiations.
     I'm happy to say from the beginning, the CN has put a high priority on communicating with customers and we have had many customer receptions and one-on-one meetings, which are continuing.
     The next step in the process is for our stockholders to approve the transaction, which should happen in early April, followed shortly thereafter by the formal application to the Surface Transportation Board. Under current STB rules, this should be considered a "minor" transaction and, therefore, be eligible for approval on a six-month time schedule, with implementation anticipated this fall.
     As always, we appreciate your support: past, present, and future and, in connection with this transaction, we would appreciate you expressing your support in a letter to the STB. If you need further information, or have questions, please contact us at the WC. In the meantime, we'll continue to keep you posted on the progress of this transaction.

                                                              Bill Schauer
                                                        Vice President-Marketing

                                    Page - 1

[Wisconsin Central Transportation Corporation logo]
The Write Track
February 2001

                      -----------------------------------

               ENGINEERING STAFFS UP FOR MORE TRACK IMPROVEMENTS

     Spring is on the way and Wisconsin Central's engineering department is recalling crews to begin the 2001 track program, down slightly from 2000.
     "It's a pretty robust program," says Randy Henke, WC's vice president-engineering. Work will include installing 76 miles of continuous-welded rail; approximately 200,000 crossties at various locations, 385,000 tons of crushed rock ballast to strengthen roadbeds, and surfacing (smoothing and aligning) about 1,100 miles of track.
     "The main corridors are in good shape," Henke says. "This year, we are working on the secondary lines."
     Most of the welded rail will be installed on the 90-mile Marinette Subdivision (Green Bay to Powers), which will have all-welded rail by year end.
     Approximately 24,000 ties will be installed on the Algoma Central Railway. WC will install 9.5 miles of new 136-lb. rail and construct a 1 mile industrial track at Wheeling, Ill.

                      -----------------------------------

                             BEEN PROMOTED, MOVED?

     Please let Linda Patefield, WC's manager marketing administration, know of any name, address, or telephone changes so we can keep THE WRITE TRACK mailing list up to date.
     Changes should be sent to:
                            lfpatefield@wclx.com or
                              FAX: (847) 318-4613

                      -----------------------------------

                                THE WRITE TRACK
                            Wisconsin Central System

                             Wisconsin Central Ltd.
                           Algoma Central Railway Inc.
                            Fox Valley & Western Ltd.
                           Sault Ste. Marie Bridge Co.
                           Wisconsin Chicago Link Ltd.

                    P. O. Box 5062 * Rosemont, IL 60017-5062

                       J. Reilly McCarren, President & CEO
                  William R. Schauer, Vice President-Marketing

                     Customer Service Center 1-800-822-6440

                       Marketing/Rate Desk 1-800-852-8335

                             Web site: www.wclx.com

                       -----------------------------------

                                 HOW'S BUSINESS?

                               Total Revenue Units
                              (Excludes units moved
                               under contract for
                               Canadian National)

                     Tabular Representation of Omitted Graph

                          1999                 2000                 2001
                       ----------           ----------           ----------
January                  43,083               43,907               45,994
February                 44,262               38,058               36,427
March                    47,744               43,053
April                    49,906               46,340
May                      49,894               48,220
June                     48,220               48,855
July                     49,352               45,928
August                   49,502               48,970
September                41,723               44,965
October                  45,725               48,191
November                 49,274               42,763
December                 44,515               37,343


                       -----------------------------------

                       ANOTHER REVENUE RECORD SET IN 2000

     Wisconsin Central's North American rail operations posted record revenues of $372.1 million in 2000--an increase of 2.6% from the prior year--despite a worsening economic climate with volume declining 4.7% to 536,600 units.
     Although revenue units decreased 8.0% in the fourth quarter 2000, operating revenues were only 0.6% less than the same period 1999, largely due to a more favorable commodity mix.
     "Although North American railroads saw traffic slow considerably in November and December, we held our own reasonably well," says Reilly McCarren, president and chief executive officer of WC's North American Operations.
     Operating expenses net of special items rose slightly in the fourth quarter to $66.6 million, reflecting increases in the cost of fuel and depreciation.
     Operating income in the fourth quarter 2000 was $21.5 million, or 15.8% less than 1999, including one-time costs totaling $2.8 million.
     Income  from  Wisconsin  Central   Transportation   Corporation's  overseas
operations decreased 78.1% in the fourth quarter 2000 to $1.2 million, reflecting a 49.6% decline by English Welsh & Scottish Railway to $1.9 million and a loss of $0.6 million by Tranz Rail, after a special charge of $1.1 million to cover organizational changes of the New Zealand affiliate.
     Tom Power, Jr., WCTC's president and CEO , notes the 2000 North American operating ratio of 73.3% for the fourth quarter (before special items) is "among the best in the rail industry." Looking ahead, Power is "cautiously optimistic, even as we see clouds on the horizon."

                       -----------------------------------

             WISCONSIN CENTRAL TRANSPORTATION CORPORATION (Nasdaq)

QUARTER ENDING DEC. 31 (UNAUDITED):              2000          1999       CHANGE
--------------------------------------------------------------------------------
Revenue units                                     128,300      139,500    (8.0)%
Operating revenues                            $90,862,000  $91,387,000    (0.6)%
Operating expenses (excluding special items)  $66,612,000  $65,891,000      1.1%
Operating ratio (including special items)           76.4%        72.1%   4.3 pts
Net income                                    $10,636,000  $18,348,000   (42.0)%

[Wisconsin Central Transportation Corporation logo]
The Write Track
February 2001

                                    Page - 2

                       -----------------------------------

                      CN SECURES ITS "SUPERIOR CONNECTION"

     Canadian National secured its "Superior Connection" on January 30, when the 15,500-mile railway announced a $1.2 billion cash deal to acquire Wisconsin Central Transportation Corp. -- agreeing to pay $17.15 per share and assume $400 million of WC's debt. The merger would give CN its own track between Chicago and Superior, Wis., which CN calls the "Superior Connection" linking its lines in western Canada with the Midwest.
     CN President and CEO Paul Tellier described the transaction as a "simple, straightforward, pro-competitive, end-to-end combination."

                               ------------------
                             "We can live up to WC
                             standards for customer
                                    service"
                                -- Jim Foote, CN
                               ------------------

     CN will ask the Surface Transportation Board to treat the merger as a "minor transaction," which would allow it to be completed on a 180-day schedule, or as early as this fall.
     CN has the right to terminate the merger pact without penalty should the STB not view the combination as a "minor transaction."

                            Many WC customers use CN

     Seven out of ten major Wisconsin Central customers already are customers of Canadian National. CN currently is one of WC's largest customers, resulting from a contract signed in 1998 to move CN freight trains between Superior and Chicago. WC handles about eight CN trains per day.
     Executives of both companies called the merger a "natural fit." CN's acquisition of WCTC makes sense for several reasons, according to Tellier. "First, it will secure a link in CN's NAFTA network--the mainline railroad connecting Chicago, Superior, Wis., and CN's transcontinental network across Canada. Second, the efficiencies that will result from the acquisition offer the prospect of enhancing CN's top- line growth in the domestic U.S. marketplace and benefiting customers with

                               ------------------
                                  CN highlights

                    o    Operates 15,500 route miles in 15
                         states, 8 provinces;

                    o    Revenues of $3.7 billion in 2000;

                    o    Publicly owned since 1995, U.S. share-
                         holders own about two-thirds of CN;

                    o    Operates an average of 280
                         scheduled trains daily;

                    o    More than 75% of CN's revenues
                         come from U.S. operations, Canada-
                         trans-border, and offshore traffic;

                    o    Operates approximately 1,600
                         locomotives, 115,000 freight cars;

                    o    Operating ratio of 69.6% in 2000 was
                         the lowest among all Class I railroads;

                    o    On-time performance exceeds 90%
                         for carload traffic with a target of
                         95% for 2001;

                    o    Approximately 23,000 employees in
                         U.S and Canada.
                               ------------------

improved through service at the busy Chicago gateway." WCTC President and CEO Thomas F. Power, Jr. believes it's "the best transaction for our shippers, stockholders and employees."
     Jim Foote, CN's executive vice president sales and marketing, speaks confidently at meetings with WC customers: "We can live up to the WC standards for customer service."
     Bill Schauer, WC's vice president marketing, agrees. "CN has demonstrated a true passion for customer service with on-time performance in the 90% plus range."
     The CN acquired the Illinois Central in 1998. "By all accounts the consolidation of those operations went forward without a hitch," notes Schauer.

                             Computer compatibility

     Canadian National's highly regarded Service Reliability System (SRS) com-

                               ------------------
                                   TIME FRAME
                  January 30                   Merger announced
                  April 4                      WC shareholders meeting
                  Early April                  STB filing application
                  Spring-summer                STB review
                  Fall 2001                    Earliest closing date
                               ------------------

puter system is the newest of the Class I railroads. The Illinois Central had the same Transentric TCS information system that the WC uses, "so they've had good practice to absorb our system, without disrupting the transportation services we provide our customers," notes Charlie McKee, WC transportation systems analyst.

                               ------------------
                          "CN has demonstrated a true
                          passion for customer service
                          with on-time performance in
                              the 90% plus range"
                              -- Bill Schauer, WC
                               ------------------

     Since there is no duplicate territory, WC tracks should remain intact. Foote told customers: "It is not in our business plan to shut down any (WC) lines."

                           Chicago executive offices

     In addition to offices in Montreal, both Foote and CN Executive VP and Chief Operating Officer Hunter Harrison maintain executive offices and homes in the Chicago area.
     CN currently has five decentralized divisions, including two in the U.S. The Midwest Division is based at Chicago and the Gulf Division is headquartered at Jackson, Miss.
     Tellier said, "We're going to continue to rely very heavily on the talent that (WC) senior management has attracted." Responding to an employee's question about the future of WC's Customer Service Center at Stevens Point, Wis., Tellier noted with the IC merger, customers were given a choice of using the IC or CN service center, which is located in Winnipeg, Manitoba.

                      -----------------------------------

                            Wisconsin Central System
                                  Our Pledge:

                       "To offer superior transportation
                          consisting of more frequent,
                          dependable train service, at
                        competitive prices, with proper
                           equipment, accomplished by
                          customer-minded and safety-
                             conscious employees."

[Wisconsin Central Transportation Corporation logo]
The Write Track
February 2001

                                    Page - 3

                      -----------------------------------

                                 WHO'S CALLING?

     Ken Scheller and Robert Gregori are men of the moment--working behind the scenes on Wisconsin Central's forthcoming merger with Canadian National Railway Company.

                               ------------------
                            [Photo of Ken Scheller]
                                  Ken Scheller
                               ------------------

     Ken is WC's manager - marketing information, serving as special projects expert on such things as justification for acquiring equipment and analyzing branch-lines.
     Currently, he is collecting data for the customer profiles that guide WC and CN marketing managers as they make calls on customers, seeking support for the transaction.
     Robert is assistant manager-technical services and WC's contract king, minder of mileages, ruler of rates and routes, director of division sheets, supervisor of supplements, and custodian of all the changes and paperwork that regulate railroad commerce. He currently is gathering information requested by the law department and updating WC tariffs, contracts and price quotes, which will be adopted by the CN after the merger.
     Ken joined Wisconsin Central in March 2000 after a 25-year career in railroading, which included director of sales planning for the Milwaukee Road, director of marketing information and planning for Soo Line, and manager of marketing information for the Minnesota Commercial.
     Ken was born in Memphis, Tenn. and grew up in Milwaukee, where his father was district sales manager for the Southern Railway. "As a kid," recalls Ken, "it was my job to keep track of all those accounts, counting the cars and entering the data in a big notebook. So I'm familiar with the paper industry."
     Ken has enjoyed his brief time at Wisconsin Central. "I wish I had started earlier. The people I work with have been great."
     Ken graduated from the University of Wisconsin-Whitewater, majoring in sociology, and earned a masters degree in urban planning with emphasis on transportation from UW-Milwaukee.
     He and his wife, Julie, reside in Arlington Heights, Ill. and have two grown sons. "I like to golf, do camping and some traveling," says Ken. "I'm more of a summer guy."

                                 Born in Italy

     Robert hails from Lucca, in Tuscany, Italy, where he and his wife, Sandra, met and still own a house--a former monastery--that is about 475 years old. They live in Huntley, Ill. and have two daughters and two grandchildren.
     Robert's parents came to Chicago from Italy in 1957, when he was 15. "I didn't know a word of English. The next week, my father took me to work. I worked during the day and went to school at night."

                               ------------------
                           [Photo of Robert Gregori]
                                 Robert Gregori
                               ------------------

     Robert's first job was painting statues for churches at the Da Prado Statuary. He subsequently made speedometers and gauges at Stewart Warner. When he was 19, Robert joined the Milwaukee Road as an office boy in accounting. Eager to learn, he stayed after work and received a diploma as an IBM printer operator. "The machine used wires to program what you wanted it to do," says Robert. He worked in almost every department in accounting until 1982, when he joined the marketing department in the food products division. When the Milwaukee Road merged with the Soo Line in 1985, Robert went to the Bensenville yard office (Chicago). In 1987, he joined the Iowa Interstate, which then was headquartered in Evanston. He joined WC in 1989, where he handles contract administration and rate inquiries.

                      -----------------------------------

                                THE WRITE TRACK
                            Wisconsin Central System
                                 P. O. Box 5062
                            Rosemont, IL 60017-5062

                                    Page - 4